Code of Ethics July 23, 2024
CAPTRUST
(CapFinancial Partners, LLC) CODE OF ETHICS
As Amended and Restated July 23, 2024

CapFinancial Partners, LLC (“CAPTRUST”) is confident that its directors, officers and employees act with integrity and good faith. CAPTRUST recognizes, however, that personal interests may conflict with the interests of clients where officers, directors, and employees of CAPTRUST know about or have the power to influence current or future client transactions and engage in securities transactions for their personal accounts. In an effort to prevent any conflicts of interest and in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), CAPTRUST has adopted this Code of Ethics (the “Code”) which applies to each of CAPTRUST’s officers, directors, managers, and employees, as well as anyone else who provides investment advice on CAPTRUST’s behalf (“Supervised Persons”).

This Code is based on the principle that the directors, officers, employees, and any other Supervised Persons of CAPTRUST (“Access Persons”) have a fiduciary duty to place the interests of clients first and will take such steps as are necessary to ensure that not only CAPTRUST’s transactions, but also each Access Person’s personal investments and outside business activities are conducted in a manner that seeks to avoid or mitigate both actual conflicts of interest and the appearance of any abuse of the position of trust inherent in the relationship. Access Persons must adhere to this general principle as well as comply with the specific provisions of this Code.

This Code is not intended to deal with every possible situation Access Persons may encounter. If a situation arises that is not covered in the Code, or if an Access Person is uncertain about any aspect of the Code, they should contact Compliance.

A.Statement of General Principles

In recognition of the trust and confidence placed in CAPTRUST by its clients, and to give effect to the belief that CAPTRUST’s operations should be directed to the benefit of its clients, CAPTRUST hereby adopts the following general principles to guide the actions of its Access Persons:
(1)The interests of CAPTRUST’s clients are paramount. In conducting themselves and the operations of
CAPTRUST, Access Persons must place the interests of the clients before their own.

(2)The personal securities transactions of Access Persons must be effected in such a way as to avoid a conflict between their own personal interests and the interests of CAPTRUST’s clients.

(3)Access Persons must avoid actions or activities that allow such a person, or a member of their family to profit or benefit from their position with CAPTRUST, or that otherwise call into question such person’s independent judgment.
(4)In conducting themselves and the operations of CAPTRUST, Access Persons are expected to comply with applicable federal securities laws.

Access Persons must adhere to these general principles and comply with the specific provisions of the Code. Technical compliance with this Code will not excuse failure to adhere to either the Access Person’s fiduciary obligations or the appropriate standards of professional responsibility.
Investment Accounts & Restrictions on Financial Institutions

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1.Each Access Person must disclose all brokerage, investment, securities, and Cryptocurrency accounts in which an Access Person or member of their Household has (or by reason of transactions in the account acquire) any Beneficial Ownership initially within 10 days after the person becomes an Access Person.
2.Approved Financial Institutions. Access Persons and Household members are required to maintain all Access Account with a financial institution on CAPTRUST’s current Approved Financial Institution list with the following exceptions:

a.401(k) and other employer sponsored retirement plan accounts that can only hold registered open-end investment companies;

b.State sponsored college 529 savings plan accounts;

c.Access Accounts for which the account owner has given full investment discretion to an investment adviser not affiliated with CAPTRUST and therefore the account owner does not make any trade or holding decisions in their account;

d.Access Accounts that are automatically managed by a robo-advisor and therefore the account owner does not make any trade or holding decisions in their account;
e.Accounts for variable annuities held directly with the insurance carrier; and

f.Compliance has identified and documented an additional allowable exception .

3.Pre-Clearance Required for New Accounts. Access Persons are required to obtain approval before they or a Household Member open a new Access Account by submitting a new account request in MyComplianceOffice ("MCO") to ensure all transactions in Covered Securities can be monitored. If a new Access Account is opened without prior approval, an exception may be granted if the Access Person contacts Compliance to promptly report the account.
4.In the event an Access Person or their Household Member delegate full investment discretion to someone outside their household for an Access Account, that investment discretion is required to apply to 100% of the assets held in the Access Account; if the account owner decides to terminate or modify the investment discretion, the Access Person is required to provide advance notice to Compliance.

B.Restrictions on Personal Securities Transactions and Holdings

1.Prohibition Against Fraud, Deceit and Manipulation. No Access Person will, in connection with the purchase or sale, directly or indirectly, by such person of a Covered Security held or to be acquired by a client:
•employ any device, scheme or artifice to defraud a client;

•make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

•engage in any act, practice or course of business which would operate as fraud or deceit on a client;
•engage in any manipulative practice with respect to a client; or

engage in any manipulative practice in relation to securities, including but not limited to price

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manipulation.

2.Pre-Clearance Required. Unless specifically excepted under this Code, no Access Person or member of their Household may purchase or sell, directly or indirectly, any Covered Security in which such Access Person has (or by reason of such transaction acquires) any Beneficial Ownership without obtaining prior approval from Compliance in the manner prescribed by Compliance. This pre-clearance requirement applies to all Access Accounts. Each Access Person is responsible for completing and submitting Covered Security trade requests for review and approval using MCO.

3.Pre-Clearance of Initial Public Offerings. No Access Person or member of their Household may directly or indirectly acquire beneficial ownership of any Covered Security in an Initial Public Offering .

4.Pre-Clearance of a Covered Security that is a Restricted Security. No Access Person or member of their Household may purchase or sell, directly or indirectly a Restricted Security without prior approval and clearance from Compliance.
5.Blackout Period on Personal Securities Transactions. Except as specifically permitted by this Code, no Access Person or member of their Household may purchase or sell, directly or indirectly, any Covered Security in which such Access Person has (or by reason of such transaction acquires) any Beneficial Ownership on the same day that the same (or a related) Covered Security is being purchased or sold in client accounts.

6.Cryptocurrency, Tokens, and Initial Coin Offerings. No Access Person or member of their Household may directly or indirectly acquire beneficial ownership of, or hold, any Cryptocurrency or digital asset except for Bitcoin, (BTC), Ethereum (ETH) and Litecoin (LTC); or directly or indirectly acquire beneficial ownership of any Covered Security in an Initial Coin Offering or with Tokens.

7.Insider Trading. No Access Person may:

•engage in a transaction in any security while aware of material, nonpublic information regarding that security (so-called “insider trading”);
•communicate material, nonpublic information to any person who might use such information to purchase or sell securities (so-called “tipping”);
•disclose material, nonpublic or other confidential information to anyone, inside or outside CAPTRUST (including immediate family members), except on a strict need-to-know basis and under circumstances that make it reasonable to believe that the information will not be misused or improperly disclosed by the recipient;
•Recommend or suggest that any person engage in a transaction in any security while aware of material, nonpublic information about that security; or
•Engage in a transaction, for their own personal account or for the account of any person, in any security while aware of material, nonpublic information regarding that security.
Limits on Directorships of Publicly Traded Companies. No Access Person may serve on the board of directors of a publicly traded company without prior written authorization from Compliance. Compliance will grant authorization only if Compliance determines in their reasonable judgment based on the facts known at the time and, if necessary, consultation with appropriate management personnel of CAPTRUST, that board service would not be inconsistent with the interests of CAPTRUST’s clients. In the event board service is authorized, such individuals serving as directors will be isolated from those making investment

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decisions regarding the publicly traded company through procedures designed to safeguard against potential conflicts of interest, such as information barrier policies or investment restrictions.

8.Personal Benefit. No Access Person will cause or attempt to cause any client to purchase, sell or hold any Covered Security in a manner calculated to create any personal benefit to such Access Person or a member of their family. If an Access Person or a member of their family stands to materially benefit from an investment decision for a client that the Access Person is recommending or in which the Access Person is participating, the Access Person will disclose to Compliance and persons with authority to make investment decisions for CAPTRUST, any beneficial interest that the Access Person or a member of their family has in such Covered Security (or a related security), or the issuer thereof, where the decision could create a material benefit to the Access Person or a member of their family or the appearance of impropriety.

C.Exemptions from Pre-Clearance

Transactions in the following Covered Securities are not subject to pre-clearance:

•Certain Exchange Traded Funds (“ETFs”). Purchases or sales of an ETF where the aggregate amount of the Access Person’s, and if applicable, their Household Member’s trade(s) will not independently cause a material change in the ETF’s market price.
•DRIPs. Purchases of equity securities held in dividend reinvestment plans (“DRIPs”).

•Adviser Contributions to Access Person Retirement Plans or Accounts. Systematic purchases of shares of a security made by CAPTRUST in Access Person Retirement Plans or accounts.
•Automatic Purchase and Sale Transactions. Purchases or sales of shares in a Covered Security made as a result of A) an automatic transaction resulting from a company being acquired by another company, B) an automatic transaction resulting from a company share repurchase (stock buyback) program, C) an automatic transaction resulting from a company stock dividend, or D) an automatic or systematic investment or withdrawal plan in which there are standing instructions for an institution to purchase or sell the same Covered Security on a reoccurring, regular and consistent basis (e.g. Automatic Investment Plan for an Affiliated Fund, Employee Stock Ownership Program).
•Rights Offerings. Purchases effected on the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•Certain Closed-End & Interval Funds. (Interval funds are classified as closed-end funds). Purchases or sales of a closed-end fund where the aggregate amount of the Access Person’s, and if applicable, their Household Member’s trade(s) will not independently cause a material effect on the closed-end fund’s overall market price or liquidity.
•Certain Options and Futures. Purchases or sales of futures or options on currencies or on a broad-based securities index.
•Employer’s Securities. Purchases or sales of an Access Person or their Household Member’s employer’s securities which are directly pursuant to the Account Owner’s employee stock purchase or other similar program, including purchases and sales under the employer’s 401(k) plan.
Capital Calls. Additional contributions to a private offering if the initial investment was approved pursuant to the pre-clearance procedure.

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•Tender Offers. Sells effected pursuant to a bona fide tender offer.

•Private Funds Sponsored by CAPTRUST. Purchases of sales in private funds sponsored by CAPTRUST.

•Unit Investment Trusts – Purchases or sales in unit investment trusts (UIT).

•Variable Annuities. Variable Annuities and any subsequent transactions within their contract.

•Variable Rate Bonds. Purchases or sales in variable rate bonds (also known as floaters).

•Certain Limited Offerings. Because the possibility of conflicts are very unlikely to arise due to the nature of the investment, Access Persons are not required to seek pre-clearance of personal securities transactions in the following types of Limited Offerings:

oFamily Business. Purchases or sales of Covered Securities issued in a Limited Offering by a small family business of the Access Person that is unlikely, based on a reasonable good faith judgement and the facts known at the time of the purchase or sale, to make a public offering in the foreseeable future; provided, however, that the investment philosophy of CAPTRUST or the investment objectives and policies of each client account prohibit investments in such Limited Offerings and the Access Person is not aware of any current consideration by CAPTRUST to change such investment philosophy or investment objectives and policies. For purposes of this exception, a “family business” is an operating business that is primarily owned and/or controlled by the Access Person and members of their family. A family business does not include a partnership or other pooled vehicle that is engaged in the business of investing or trading in securities.
oReal Estate Investments. Purchases or sales of Covered Securities issued in a Limited Offering by an entity that directly owns, deals in, or develops real estate; provided, however, that the investment philosophy of CAPTRUST or the investment objectives and policies of each client account prohibit investments in such private placements and the Access Person is not aware of any current consideration by CAPTRUST to change such investment philosophy or investment objectives and policies. This exception is not intended to exempt from pre-clearance personal securities transactions in a Limited Offering where the underlying entity does not invest in real estate interests directly, but rather holds securities that relate to real estate (e.g., a Real Estate Investment Trust or “REIT”).

•Certain Access Accounts under contract with CAPTRUST. Purchases or sales of Covered Securities in an Access Account under a full discretionary investment advisory agreement with CAPTRUST and the account owner has given full investment discretion to CAPTRUST to manage 100% of the assets held in the Access Account.

•Access Accounts for which the account owner has given full investment discretion to an investment advisory firm that is not CAPTRUST. Purchases or sales of Covered Securities in Access Accounts under contract with an investment advisory firm that is not CAPTRUST (“Unaffiliated Outside Investment Adviser”) and the account owner has given full investment discretion to the Unaffiliated Outside Investment Adviser for 100% of the assets held in the Access Account.

•Non-Volitional Events. Non-volitional events such as exercise of an option at expiration (as opposed to an option exercise at any time prior to expiration, which option exercise does require pre -clearance).
•Other. Purchases or sales of other securities as may from time to time be designated in writing by Compliance on the grounds that the risk of abuse is minimal or non-existent.
Application of Trade Pre-Clearance Requirement

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1.Aggregated Transactions. Compliance will generally grant clearance for transactions by Access Persons that are aggregated with contemporaneous client transactions; provided, however, that the transactions are executed in accordance with CAPTRUST’s aggregation and allocation policy and procedures.
2.De minimis Transactions. Compliance will generally grant clearance for the purchase or sale of any Covered Security by an Access Person if such purchase or sale qualifies as “de minimis” under this paragraph.

In determining whether a particular transaction is de minimis under this paragraph, Compliance may consult with investment management personnel and/or counsel, as appropriate. For this purpose, a transaction will be deemed “de minimis” if it satisfies any of the following standards:

a.Number of Shares. Any transaction in an actively traded Covered Security for 1,000 shares or less. In the case of a less liquid Covered Security, Compliance will use a share amount threshold that is appropriate in light of the trading characteristics of the Covered Security and the potential for harm to the interests of clients;

b.Dollar Value of Transaction. Any transaction in an actively traded Covered Security with a dollar value of $25,000 or less. In the case of a less liquid security, Compliance will use a dollar amount threshold that is appropriate in light of the trading characteristics of the Covered Security and the potential for harm to the interests of clients; or

c.Recent Trading Volume. Any transaction in a Covered Security that is less than 2% of the average daily trading volume for the past 10 days.

3.Special Considerations for Limited Offerings. In determining whether to approve a request for the purchase or sale of securities in a Limited Offering, Compliance will consider, among other things, the following:
4.Possibility of Future Impact on Clients. Compliance will consider whether there is any reasonable likelihood that CAPTRUST making the Limited Offering or any companies it owns or controls, might in the foreseeable future make an Initial Public Offering of securities that might be appropriate investments for clients. Among other things, Compliance will, as appropriate, consult with persons with the authority to make investment decisions for clients on behalf of CAPTRUST to determine whether, based on a reasonable judgement and the facts known at the time of the pre-clearance request, such securities would reasonably be expected to be appropriate investments for clients.
5.Size of Investment. Compliance will consider the size of the potential investment (i.e., the percent of outstanding securities of the issuing entity of which the Access Person will be deemed to have Beneficial Ownership).
6.Discretion of Compliance. Notwithstanding the provisions of paragraphs 1 and 2 of this section, Compliance may refuse to grant clearance for any transaction if they deem the transaction to involve a conflict of interest, possible diversion of a corporate opportunity, or any appearance of impropriety.

Under Consideration for Purchase or Sale for a Client. Access Persons, who, in connection with their regular functions participate in or influence the purchase or sale of any Covered Security for client accounts, may not request clearance for transactions in a Covered Security that is being considered for purchase or sale for a client, unless the Access Person’s purchase or sale will be aggregated with contemporaneous client transactions, or the transaction qualifies as de-minimis.

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7.Pre-Clearance of Personal Securities Transactions by Compliance Officers. Compliance Officers will clear their own personal securities transactions in advance through MCO for review by another Compliance Officer.
8.Effectiveness of Pre-Clearance. Clearance is effective, unless earlier revoked, until the earlier of: (i) the close of business on the trading day such clearance was granted, or (ii) the time the Access Person learns that the information provided to Compliance in such Access Person’s request for clearance is not accurate. Compliance may grant a limited extension of the effectiveness of clearance for one or more additional days if Compliance determines, due to the nature of the investment, the possibility of a conflict of interest is very unlikely to arise and on the condition that the Access Person provides Compliance with a copy of the executed pre-clearance request form as well as frequent status reports on the settlement of the transaction. Clearance may be revoked at any time by Compliance.

9.Pre-Clearance Request Form. Each Access Person is responsible for completing and submitting Covered Security trade requests for review and approval through MCO.

D.Reporting Obligations

1.Initial Investment Account and Holdings Report. Each Access Person must file with Compliance information regarding all Covered Securities and securities accounts in which the Access Person (or members of their Household) has any direct or indirect Beneficial Ownership, as well as a complete copy of all securities account statements for the most recent month-end period. The Initial Investment Account and Holdings Report and copies of all securities account statements must be submitted to Compliance within 10 days of the date the Access Person becomes subject to this Code’s reporting requirements, and each Access Person is responsible for completing and submitting this through MCO.
2.Annual Investment Account and Holdings Report. On an annual basis, each Access Person must submit to Compliance information regarding all Covered Securities and securities accounts in which the Access Person (or members of their Household) has any direct or indirect Beneficial Ownership, and, if specifically requested by Compliance, a complete copy of securities account statements as of the last day of the year. The Annual Investment Account and Holdings Report must be submitted to Compliance by February 14th of each year, and each Access Person is responsible for completing and submitting this report through MCO.

3.Quarterly Personal Transaction Reports. On a quarterly basis, Access Persons who are subject to the firm’s quarterly transaction reporting requirements must complete the Quarterly Personal Transaction Report regarding all transaction activity during a quarter in a Covered Security in which such Access
Person (or member of their Household) has (or by virtue of the transaction acquires) any direct or indir ect Beneficial Ownership, as well as any securities account established during the quarter in which secu rities are held for the direct or indirect benefit of the Access Person (or member of their Household). Each Access Person must submit their completed Quarterly Personal Transaction Report to Compliance no later than 30 days after the end of each calendar quarter, and each Access Person is responsible for completing and submitting this report through MCO. In the event that no reportable transactions occurred during the quarter and no securities accounts were opened, the Access Person is still required to submit a Quarterly Personal Transaction Report.

4.Exemptions from Security Holding or Transaction Reporting. Unless specifically requested by Compliance, Access Persons are not required to provide copies of security account statements and/or transaction information (2. and 3. above) for any account over which the Access Person does not have any direct or indirect influence or control.

Disclaimer of Beneficial Ownership. Any security holdings or transaction report required by this section may contain a statement that the report will not be construed as an admission by the person making such

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report that they have any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

E.Limits on Gifts and Entertainment

Receiving, giving, or soliciting gifts, or entertainment in a business setting may create an appearance of impropriety or may raise a potential conflict of interest. CAPTRUST is committed to maintaining a reputation for providing objective advice to clients. Access Persons should not accept or provide any gifts, entertainment or favors (“Gifts”) that might influence the decisions a CAPTRUST Access Person, or the recipient must make in business transactions involving CAPTRUST or that others might reasonably believe would influence those decisions.

Except for gifts of food that are made available to the entire CAPTRUST office, where such Gift is related to CAPTRUST business, no Access Person should accept or solicit on their own behalf or on behalf of CAPTRUST anything of value (including Gifts and accommodations) or other accommodation from a vendor, mutual fund service provider, investment manager, investment adviser solicitor, custodian, record-keeper, unaffiliated broker, or securities salesperson that might create a conflict of interest or an appearance of such a conflict, or interfere with the recipient’s impartial execution of the recipient’s responsibilities to CAPTRUST or its clients. This in cludes but is not limited to “pay-to-play” arrangements, sponsorships of company events, meals, trips, or corporate swag.

Where such Gift is related to CAPTRUST business, no Access Person should give on their own behalf or on behalf of CAPTRUST anything of value (including Gifts and accommodations) or other accommodation to a fiduciary of an employee benefit plan, mutual fund service provider, investment manager, custodian, investment adviser solicitor, record-keeper, unaffiliated broker, securities salesperson, or other individual that might create a conflict of interest or an appearance of such a conflict, or interfere with the recipient’s impartial execution of the recipient’s responsibilities to CAPTRUST or its clients. This includes but is not limited to “pay-to-play” arrangements, sponsorships of company events, meals, or trips.
If an Access Person is a registered representative of a broker-dealer (e.g., CapFinancial Securities, LLC), they cannot give a Gift or gratuity to a client or prospective client that exceeds $100 (fair market value) per individual per year based on FINRA Rule 3220.
If an Access Person is not a registered representative of a broker-dealer, they may not give a Gift or gratuity to a client or prospective client in excess of $250 (fair market value) per individual per year, unless the Gift is approved in writing by Compliance.

No Access Person may accept a Gift from a client or prospective client that exceeds $100 (fair market value) per individual/per year.

No Access Person may give or accept a cash gift to or from a client or prospective client. Under this policy, the meaning of cash gifts shall include gift cards or other similar digital gifts that may be freely used as cash (e.g., visa gift cards, apple pay credit, amazon gift cards), but other gift cards of nominal value may be accepted (e.g., Panera Bread or Starbucks gift cards).

In the event an Access Person receives a Gift that may not be accepted under this policy, the Access Person may return the Gift to the donor or may donate the Gift to the CAPTRUST Community Foundation, unless the nature or value of the gift requires return to gift giver as determined by Compliance. This prohibition does not apply to Gifts to or from persons with whom the Access Person has a family or other personal relationship that exists apart from their association with CAPTRUST or any other affiliated entity. This prohibition also does not apply to reasonable and customary business entertainment hosted by CAPTRUST or any other affiliated entity or by a third party.
However, no Access Person may give or accept extravagant forms of business entertainment, and business entertainment in excess of reasonable and customary value must be pre-approved by the Access Person’s supervisor.

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Special rules apply to Gifts, gratuities and business entertainment involving (i) a fiduciary of an employee benefit plan covered by ERISA and (ii) a licensed insurance representative; Access Persons must therefore consult with Compliance prior to giving anything of value involving any such persons.
Access Persons must pre-clear all Gifts and any entertainment or other expenses, regardless of their value, involving any government, municipal or similar authority with Compliance.

Compliance may exempt individuals or groups of individuals from the restrictions of this paragraph where the risk of abuse is minimal or non-existent. Any questions regarding the receipt or giving of any Gift or entertainment should be directed to Compliance.

To monitor Gift giving activities, Access Persons are required to document all Gifts (and entertainment) given to existing or prospective clients or their representatives, using CAPTRUST’s Gift recordkeeping log (“Gift & Entertainment Log”) or Concur (software used by Corporate Accounting). All Gifts (and entertainment) received by an Access Person are required to be promptly posted on CAPTRUST’s Gift & Entertainment Log.

F.Political Contributions

CAPTRUST is subject to federal, state, and local laws that prohibit “pay-to-play” arrangements in which a firm or its employees seek to influence the award of investment advisory business by making or soliciting political contributions to public officials with responsibility or influence over the awarding of that business. CAPTRUST and CAPTRUST employees are prohibited from making, directing, or soliciting any other person to make, any political contribution for the purpose of obtaining or retaining business.

CAPTRUST employees are required to preclear with Compliance any monetary or in -kind contribution to, or solicitation for, any political candidate, campaign, party, or political action committee (“PAC”) by the employee , their spouse, and their dependent children, before making the contribution or engaging in the solicitation.
Employees must seek and obtain preclearance from Compliance via MCO.

Please consult the Political Contributions and Pay-to-Play Policy for additional detail.

G.Review and Enforcement

1.Compliance will notify each person who becomes an Access Person of CAPTRUST and who is required to report under this Code of their reporting requirements.

2.Compliance will periodically review a random selection of reports required under this Code and personal securities transactions to identify improper trades or patterns of trading or possibly violations of the Code. Transactions will be reviewed for compliance with consideration of both the letter and spirit of this Code. In determining whether a violation occurred, Compliance will consider the facts and circumstances surrounding the occurrence along with the explanation and discussion thereof by interested and/or involved parties and, in some situations, their supervisors.

3.Compliance will periodically review the financial institutions that carry Access Accounts. If a financial institution for an Access Account is not on the Approved Financial Institution List and the Access Person or their Household Member has the ability to determine what securities are bought or sold in the Access Account, Compliance will notify the Access Person to take the necessary steps to close the account.

4.Upon determination that trade pre-clearance or reporting violation of this Code has occurred, Compliance will create a violation note.

Reporting Violations

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Access Persons are required to report any violations of this Code promptly to CAPTRUST’s Chief Compliance Officer
(“CCO”) or a senior member of Compliance.

H.Sanctions

If a material violation is found to have occurred, the CCO and appropriate management personnel of CAPTRUST will impose such corrective action as they deem appropriate under the circumstances. Sanctions may include, among others, a letter of censure, the unwinding of the transaction (with the Access Person being responsible for any loss), disgorgement of profits, fines, or suspension or termination of employment. Sanctions may be imposed for inappropriate trading activity, knowingly not filing reports, filing false, incomplete, or untimely reports, or other violations of the letter or spirit of the Code. In instances where a member of the Access Person’s household commits the violation, any sanction will be imposed on the Access Person.

I.Records

In accordance with Rule 204-2, CAPTRUST will maintain the records listed below for a period of at least five years from the end of the fiscal year in which the record is made, the first two years in an easily accessible place. Such records will be available for examination by representatives of the Securities and Exchange Commission.

1.A copy of this Code and any other code of ethics adopted by CAPTRUST that is, or at any time within the past five years has been, in effect.

2.A record of any violation of this Code and of any action taken or sanction imposed as a result of any such violation.
3.A copy of each report submitted under this Code, including any information provided in lieu of any such reports made under the Code.

4.A record of persons who are required to submit reports under this Code.

5.A copy of all written or electronic acknowledgments as required. of this Code for each person who is a supervised person of CAPTRUST.

6.A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in a Limited Offering (maintained for at least five years after the end of the fiscal year in which the approval is granted).
J.Miscellaneous

1.Confidentiality. All reports of securities transactions and any other information filed with CAPTRUST pursuant to this Code will be treated as confidential; provided, however, that copies of such reports and information may be disclosed to the Securities and Exchange Commission or as may otherwise be required to comply with applicable law.

2.Interpretation of Provisions. CAPTRUST may from time to time adopt such interpretations of this Code as it deems appropriate.

3.Acknowledgment of Receipt and Annual Certification of Compliance. All Access Persons will receive a copy of this Code and any amendments thereto. Within 10 days of receiving any initial or materially amended copy of this Code, and each year thereafter, each such person will electronically complete and submit their acknowledgement of their compliance certification through MCO.

Definitions

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1)“Access Account” means any brokerage, investment, or securities account in which an Access Person or member of their Household may trade or hold a Covered Security and in which such Access Person or member of their Household has (or by reason of transactions in the account acquire) any Beneficial Ownership. An Access Account includes:

a.accounts under agreement with CAPTRUST owned by an Access Person or Household Member;

b.an account for the benefit of someone outside an Access Person’s Household in which the Access Person has control or authority to purchase or sell Covered Securities and such account is not under an agreement with CAPTRUST; and

c.any type of an account owned by an Access Person or member of their Household that can hold or trade Cryptocurrency.

2)“Access Person” means:

a.any partner, director or officer of CAPTRUST;

b.any employee of CAPTRUST who, in connection with their regular functions or duties, makes, participates in or influences the purchase or sale of any Covered Securities for a client or any recommendations with respect to such purchases or sales;
c.any employee of CAPTRUST who, in connection with their regular functions or duties, obtains or has access to information regarding the purchase or sale of Covered Securities for a client;

d.any employee of any company in a control relationship to CAPTRUST who, in connection with their regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities for a client;

e.anyone else who provides investment advice on CAPTRUST’s behalf and is subject to CAPTRUST’s supervision and control; and

f.any natural person in a control relationship to CAPTRUST who obtains information concerning recommendations made to a client with regard to the purchase or sale of Covered Securities for a client.
Although all CAPTRUST’s employees may not be Access Persons under CAPTRUSTs Act, CAPTRUST voluntarily broadens the definition to include all employees, interns and Supervised Persons of CAPTRUST and imposes the duties described in CAPTRUST’s Code upon them.

3)“Affiliated Pooled Investment Vehicle” means pooled investment vehicles for which an Access Person is a
Managing Member, General Partner, or has investment authority.

4)“Approved Financial Institution List” means a list of Financial Institutions that CAPTRUST has approved for Access Persons and members of their Household to carry their Access Accounts.
5)“Beneficial Ownership” of a security is to be interpreted in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. This means that a person will generally be considered to have “beneficial ownership” of any security in which they have direct or indirect pecuniary (monetary) interest. In addition, a person will be deemed to have “beneficial ownership” of securities held by their spouse, minor children, a relative who shares the same home , or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared investment power.

Code of Ethics July 23, 2024

6)“Compliance” means the CAPTRUST Compliance department, including the Chief Compliance Officer (“CCO”), and other person(s) appointed by the CCO to administer the provisions of this Code. Where this Code requires action by Compliance, Compliance will consult with such management personnel of CAPTRUST as may be appropriate under the circumstances.

7)“Control” has the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Section 2(a)(9) of the 1940 Act provides that “control” means the power to exercise a controlling influence over the management or policies of a company unless such power is solely the result of an official position with such company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over CAPTRUST; however, this presumption may be countered by the facts and circumstances of a given situation.

8)“Covered Person” means all employees of CAPTRUST.

9)“Covered Security” has the same meaning as that set forth in Section 2(a)(36) of the 1940 Act, and includes common stock, preferred stock, closed-end investment companies, corporate and municipal bonds, bonds convertible into stock, transferable shares, options on securities, options on indexes, exchange-traded funds (“ETFs”), UIT exchange-traded funds, security futures (futures on Covered Securities) foreign securities, investments in investment clubs, Cryptocurrency (except for Bitcoin (BTC), Ethereum (ETH) and Litecoin (LTC). It also includes investment contracts, interests in private companies, private investment funds, hedge funds, limited partnerships, limited liability companies or similar pooled investment vehicles, or in general any interest or instrument commonly known as a “security.” In the case of an interest in a pooled investment vehicle that invests in securities, the Covered Security will be the interest in the pooled investment vehicle, and not the underlying securities in which the vehicle invests, provided that the pooled investment vehicle receives investment advice based on its investment objectives rather than on the individual investment objectives of its investors. However, securities traded in Affiliated Pooled Investment Vehicles are specifically included in this definition.

Covered Security does not include:

a.direct obligations of the Government of the United States;

b.money market instruments, such as bankers’ acceptances, certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.shares issued by money market funds;

d.shares issued by registered open-end investment companies (other than exchange-traded funds and other than an Affiliated Pooled Investment Vehicle);

e.shares issued by unit investment trusts (other than ETFs) that are invested exclusively in one or more open-end funds;

f.commodities (such as agricultural products or metals), and options and futures contracts on commodities that are traded on a commodities exchange;

g.the following Cryptocurrencies: Bitcoin (BTC), Litecoin (LTC), and Ethereum (ETH);

h.currencies; (see separate information in this Code about Cryptocurrency);

i.futures on non-Covered Securities;

options and futures contracts on broad-based market indexes;

Code of Ethics July 23, 2024

j.interests in 529 college savings plans;

k.any instrument that is not a security as defined in Section 2(a)(36) of the 1940 Act. These instruments include, but are not limited to:
i.general partnership interests, provided generally that the general partnership interest entitles the owner to exercise management control over the partnership; and

ii.direct interests in real estate.

A Covered Security is “being purchased or sold” by CAPTRUST from the time when a purchase or sale decision has been made or a purchase or sale program has been transmitted to the person who places buy and sell orders for CAPTRUST until the time when such program has been fully completed or terminated. A Covered Security “held or to be acquired” means (i) any Covered Security which, within the most recent ten days (A) is or has been held by a client, or (B) is being or has been considered by CAPTRUST for purchase by a client; and (ii) any option to purchase or sell, any security convertible into or exchangeable for, any such Covered Security.

10)“Cryptocurrency,” for purposes of this Code, means, for example, “crypto assets,” “digital assets,” “digital currency,” or any other type of cryptocurrency which can be (i) bought, sold, or held, (ii) used as an alternative investment option, (iii) used to make purchases, or (iv) used as a medium of exchange.

11)Members of an Access Person’s family or “Household” (“Household Member”) include:

i.An Access Person’s spouse or domestic partner (unless they do not live in the same household as the Access Person and the Access Person does not contribute in any way to their support).

ii.An Access Person’s children, if they (A) are under the age of 18 or (B) live in the same household as the Access Person.

iii.Any of these people who live in an Access Person’s household: stepchildren, grandchildren, parents, stepparents, grandparents, brothers, sisters, parents-in-law, sons/daughters-in-law, brothers/sisters-in-law, cousins, including adoptive relationships.

12)“Gift” means any gift, entertainment, or favor.

13)“Government Entity” means any state or local government agency, authority, or instrumentality of a state or local government; any pool of assets sponsored by a state or local government ( i.e., defined benefit pension plan, separate account or general fund); and any participant-directed government plan.

14)Initial Coin Offering (“ICO”) means the offering of a new Cryptocurrency or crypto-token. Tokens, which often can only be purchased by Bitcoin or Ethereum, allow people a means of investing in companies that raise money through an ICO, since equity in those companies cannot be purchased with traditional currency.

15)“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

16)“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 ( i.e., a private placement).

Code of Ethics July 23, 2024

17)“Material” means that there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or that the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available.

18)“Nonpublic” means information that has not been generally made available to investors. In this respect, one must be able to point to some fact to show that the information is generally public.

19)“Political Contribution” means any gift, subscription, loan, advance, or deposit of money (such as gift certificates or merchandise), or anything of value made for: (i) the purpose of influencing any election; (ii) the payment of debt incurred in connection with any such electio n; (iii) transition or inaugural expenses of the successful candidate for office; or (iv) coordinating contributions through bundling or facilitating the contributions of other persons or political action committees.

20)“Private Placement” means the sale of securities, exempt from registration under the Securities Exchange
Act of 1933, to a relatively small number of select investors.

21)“Purchase or sale of a Covered Security” includes, among other things, the writing of an option to purchase or sell a Covered Security and any securities convertible into a Covered Security.

22)“Restricted Security” means a publicly traded company as determined by Compliance that CAPTRUST Access Persons and members of their Household are prohibited from trading in Access Accounts.

23)“Supervised Person” means CAPTRUST’s officers, managers, and employees, as well as anyone else who provides investment advice on CAPTRUST’s behalf and is subject to CAPTRUST’s supervision and control.

24)A "Token" is a cryptocurrency unit of value supported by an existing blockchain.